Exhibit 99.1

Contacts

For Interleukin Genetics:	Investors:	Media:
Eliot M. Lurier	Melanie Friedman	Lisa Rivero
Chief Financial Officer	Stern Investor Relations	LaVoie Group
(781) 398-0700	(212) 362-1200	(978) 745-4200 x106

INTERLEUKIN GENETICS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

WALTHAM, MA – November 13, 2008 - Interleukin Genetics, Inc. (AMEX: ILI) today announced financial and business results for the third quarter ended September 30, 2008.

The Company reported a net loss of $1.6 million, or $(.05) per basic and diluted common share, for the third quarter of 2008 compared to a net loss of $1.1 million, or $(.04) per basic and diluted common share, for the same period last year.

“Collaborations are an important element of Interleukin Genetics’ strategic plan to distribute and develop new, high value genetic tests, and we were pleased to lay significant groundwork for new partnerships this quarter,” commented Lewis H. Bender, Chief Executive Officer.  “Our revised agreement with Access Business Group International, the product development group at Alticor, now provides us with the opportunity to pursue new partners to help distribute our genetic tests and to form additional collaborations around our intellectual property.  In addition, we  executed a new license agreement with OralDNA to market our PST Genetic Test as an assessment of risk for periodontal disease and established a research collaboration with Geisinger Health System to explore the role of genetics in obesity.”

Revenue for the third quarter of 2008 was $2.2 million, compared to $2.6 million for the same period last year.  The decrease in revenue is attributable to a decrease in consumer product sales and lower contract research and development revenue from Alticor.

Research and development expenses were $933,000 for the third quarter of 2008 compared to $786,000 for the same period last year.  The increase is primarily attributable to expenses relating to the Company’s sponsored research agreement with Yonsei University offset by a decrease in consulting related expenses.

Selling, general and administrative expenses were $1.6 million for the third quarter of 2008 compared to $1.2 million for the same period last year.  The increase is primarily attributable to increased promotional and advertising activities in both the personalized health segment and the consumer products segment, in addition to increased compensation expenses due to increased headcount.

On September 30, 2008, the Company had cash and cash equivalents of $5.9 million compared to $7.6 million of cash and cash equivalents on December 31, 2007.  In addition, the Company has access to $10.3 million under credit facilities with Alticor, which permit borrowing until March 31, 2009.

Third Quarter and Recent Highlights

•                  Entered into a Research and License Agreement with Geisinger Health System:  In September 2008, Interleukin Genetics and Geisinger announced a collaboration permitting Interleukin Genetics to utilize Geisinger’s databases to develop a series of genetic tests that will help physicians better understand an individual’s inherited resistance to weight loss and gauge a patient’s likelihood of success with diet and other weight loss techniques.

•                  Revised Exclusive License Agreement with Alticor Corporation’s Access Business Group International, LLC (ABG):  In September 2008, Interleukin Genetics and ABG amended the companies’ existing agreement to expand Interleukin Genetics’ distribution network for genetic tests jointly developed by the two companies.  The revised agreement permits the Company to sell products through additional channels of its choosing.

•                  Licensed PST Genetic Test to OralDNA Labs, Inc.:  In August 2008, Interleukin Genetics announced a marketing, sales and distribution agreement for its proprietary PST genetic risk assessment test for use in the diagnosis of periodontal disease.  As compensation, the Company will receive a payment from OralDNA Labs for each product it sells, with minimum sales requirements.

•                  Won International Award for Outstanding Research Published in Journal, Nutrition:  In September 2008, the researchers at Interleukin Genetics received the 12th John M. Kinney Award for Nutrition and Metabolism at the annual Congress of the European Society of Parenteral and Enteral Nutrition in Florence, Italy.  The award was given for the paper, “Interleukin-1 genotype-selective inhibition of inflammatory mediators by a botanical: a nutrigenetics proof of concept.”

•                  Presented findings at 2008 World Congress on Osteoarthritis:  In September 2008, Kenneth Kornman, Ph.D., the Company’s Chief Scientific Officer, presented important new research findings on the genetics of osteoarthritis (OA) in Rome, demonstrating that Interleukin Genetics’ genetic test appears to identify knee OA patients likely to develop more severe joint destruction as they age.

•                  Enhanced Heart Health Genetic Test Report Format:  In July 2008, the Company launched an enhanced test report format and information package for the Company’s Heart Health Genetic Test, currently marketed under the brand name Gensona® by Amway Global.  The new report includes quantified risk information on heart attack and coronary artery disease generated from clinical studies and provides individuals and their physicians with more complete information about a person’s inflammation-based genetic risk for a heart attack, along with preventive measure guidance and scientific educational materials.

•                  Expanded Board of Directors:  In July 2008, the Company added three new directors to the Board: Mary E. Chowning, Glenn S. Armstrong, Ph.D., and Chief Executive Officer Lewis H. Bender.  Ms. Chowning also will serve as the Chairperson of the Audit Committee of the Board.

Conference Call and Webcast Information

Interleukin Genetics will host a live conference call and webcast today at 4:30 pm. ET. To access the live call, dial 877-675-4756 (domestic) or 719-325-4902 (international). The live webcast and replay access of the teleconference will be available in the Investors section of the Company’s website at www.ilgenetics.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (AMEX:ILI), is a healthcare company that specializes in the development of genetic biomarker tests for sale to the emerging personalized health market.  The Company is focused on the future of health and medicine. Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and commercialize innovative diagnostic and risk assessment genetic tests.  These products could help to improve an individual’s understanding of needed lifestyle changes or of therapeutic products that can be used to better manage their health.  Interleukin Genetics has developed and commercialized genetic tests for risk assessment of coronary artery disease, periodontal disease, and general nutrition.  Through its AJG subsidiary, the Company also currently offers an array of Nutraceutical and OTCeuticals® products, including Ginkoba™, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers. Interleukin Genetics is headquartered in Waltham, MA.  For more information about Interleukin Genetics and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding the company’s ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, the ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and the ability to make progress in advancing the company’s core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of the company’s products, the risk of technology and product obsolescence, delays in product development, the performance of commercial partners, the availability of adequate capital, the actions of competitors and other competitive risks, and those risks and uncertainties described in the company’s  annual report on Form 10-K, quarterly reports on Form 10-Q and other filings furnished to the Securities and Exchange Commission. The company disclaims any obligation or intention to update these forward-looking statements.

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INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	30-Sep	31-Dec
Balance Sheet Data :	2008	2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$5,914,848	$7,646,468
Total current assets	7,858,834	10,012,508
Total assets	$13,345,831	$16,385,949

Total current liabilities	$3,435,943	$6,162,535
Total liabilities	7,435,943	6,193,535

Total shareholders’ equity	5,909,888	10,192,414

Total liabilities and shareholders’ equity	$13,345,831	$16,385,949

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
Statement of Operations Data (Unaudited):	2008	2007	2008	2007
Revenue:
Genetic testing service revenue	$102,782	$157,645	$295,527	$648,910
Net consumer products sales	1,626,001	1,792,688	5,593,267	5,173,555
Contract research revenue	441,467	609,234	1,380,759	1,558,205
Other	1,345	1,718	32,799	8,360

Total revenue	2,171,595	2,561,285	7,302,352	7,389,030

Operating costs and expenses:
Cost of genetic testing services	235,795	211,953	679,036	721,090
Cost of consumer products sold	764,470	995,769	2,963,676	2,882,072
Research and development	933,004	785,942	2,455,230	2,246,340
Selling, general and administrative	1,562,400	1,163,531	5,451,137	4,821,032
Amortization of intangibles	334,955	413,209	996,669	1,236,074

Total operating costs and expenses	3,830,624	3,570,404	12,545,748	11,906,608

Loss from operations	(1,659,029)	(1,009,119)	(5,243,396)	(4,517,578)

Total other income and expense, net	(11,820)	(68,540)	49,599	(188,680)

Net loss before income taxes	(1,670,849)	(1,077,659)	(5,193,797)	(4,706,258)

Provision for income taxes	29,000	(4,000)	10,500	(12,000)

Net loss	$(1,641,849)	$(1,081,659)	$(5,183,297)	$(4,718,258)

Net loss per basic and diluted common share	$(0.05)	$(0.04)	$(0.17)	$(0.17)

Weighted average common shares outstanding	31,792,999	27,637,303	31,204,196	27,576,940